EXHIBIT 99.1

Investor faults bank record

SEC filing cites Cape Fear Bank performance, seeks possible sale

An investor from Burlington, N.C., has acquired 5.03 percent of Cape Fear Bank and in an SEC filing criticized the bank’s financial performance and executive compensation and asked management to explore ways to maximize shareholder value, including selling the company.

In a 13-d filing with the Securities and Exchange Commission Sept. 28, Maurice J. Koury, president of Carolina Hosiery Mills, said that since the Wilmington-based bank opened in 1998 that total shareholder return has been 43.3 percent, or 3.99 percent compounded annually.

Koury compared Cape Fear’s return to peer banks, which had an average total shareholder return of 210.8 percent from 1998 to 2007, he said in a letter to top Cape Fear executives as part of the filing.

He also cited return on average assets of 0.84 percent for peer banks compared with 0.48 percent for Cape Fear, and return on average equity of 7.71 percent compared with an average 10.5 percent for its peers.

Koury also criticized executive compensation. He said that the salary of J. Cameron Coburn, Cape Fear chairman and CEO, had risen 385 percent since 1998, or 8.9 times the gain in the stock.

“It is stunning to me that under (the 2007 annual cash incentive plan), management gets some level of bonus as long as the company can post 2007 pre-tax income of $2,210,802—a figure less than the 2006 net income level,” said the letter to Coburn and Vice Chairman Walter Lee Crouch Jr.

Cape Fear Bank issued a statement Monday, saying, “The bank’s recent returns reflect substantial investment in expanding its ability to serve customers and expand its customer base and create long-term shareholder value.”

The bank cited the increase in branches to eight from three in the last 18 months.

“As part of the bank’s ongoing strategic analysis ... the bank’s board of directors recently engaged an investment-banking firm to analyze Cape Fear Bank’s position and growth strategy,” Coburn said in the statement. “The firm found that it would be premature to abandon the bank’s long-term plan for success, which has most recently focused on investing capital in expanding the bank’s branch footprint.”

The bank also defended Coburn’s salary as falling “well within the customary salary range for the president/CEO of community banks of similar size, age and geographic location.”

Shares of Cape Fear Bank Corp., parent of Cape Fear Bank, closed at $10.33 Monday in Nasdaq trading of 2,466 shares.